Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 21, 2015
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2015, consolidated net income available to common shareholders was $1,382,000, or $0.17 per diluted common share. This compared to consolidated net income of $1,510,000, or $0.19 per diluted common share, for the prior quarter and $1,535,000, or $0.19 per diluted common share for the same period a year ago. The decrease in net income is attributable to one-time merger related expenses of $133,000, net of taxes, associated with the pending Mother Lode Bank acquisition scheduled to be completed in December 2015.

Year-to-date results for the nine months ended September 30, 2015, include consolidated net income available to common shareholders of $4,418,000, representing a 19.4% decrease from the $5,480,000 recorded during the same period last year. Year-to-date results in 2014 included a $1.88 million reversal of loan loss provisions related to the recovery of a charged off loan which bolstered net income from normal operations.

Total assets were $793.7 million at September 30, 2015, an increase of $29.7 million over June 30, 2015 and $86.9 million over September 30, 2014. Gross loans were $477.3 million as of September 30, 2015, an increase of $13.9 million over June 30, 2015, and an increase of $41.6 million over September 30, 2014. The Company’s total deposits were $712.6 million as of September 30, 2015, an increase of $28.6 million over June 30, 2015, and an increase of $82.4 million over September 30, 2014.

Net interest income was $6,354,000 for the three months ended September 30, 2015, a slight decrease of $35,000 from the $6,389,000 for the same period last year. The favorable impact of increased loan volume has been offset by the year-to-date decrease in the yield on the loan portfolio. The Company’s net interest margin for the three months ended September 30, 2015 was 3.61%, compared to 3.70% for the prior quarter and 4.13% for the same period last year.

“Solid loan and core deposit growth continue to be fundamental in providing ongoing strength to the Company, yet earnings growth remains muted in this extended period of low rates,” stated Chris Courtney, President and CEO of the Company and the Bank. “As we work through the stages of the pending acquisition of Mother Lode Bank, we anticipate related expenses to temporarily moderate earnings, but expect the deal to become accretive to earnings per share beginning in 2016,” Courtney concluded.

Non-interest expense for the three months ended September 30, 2015 totaled $5,299,000, compared to $5,193,000 during the prior quarter, and $5,112,000 for the same period last year. The increase compared to the prior period is mainly attributed to one-time merger related expenses of $155,000 associated with the previously noted Mother Lode Bank acquisition. Additionally, the increase compared to the same period last year corresponds to growth in full time equivalent staff from 145 to 150. Deposit servicing costs associated with deposit growth and transaction activity have also increased.

Non-interest income for the three months ended September 30, 2015 totaled $965,000, compared to $1,156,000 during the prior quarter, and $940,000 for the same period last year. The decrease from the prior period is primarily the result of gains associated with called securities in the investment portfolio which were recorded in the second quarter.

Non-performing assets as of September 30, 2015 were $5,123,000, or 0.65% of total assets, compared to $5,197,000, or 0.68% of total assets, as of June 30, 2015, and $4,333,000, or 0.61%, at September 30, 2014.  The ratio of loan loss reserves to gross loans decreased to 1.55% as of September 30, 2015, compared to 1.59%, at June 30, 2015, and 1.73% at September 30, 2014. Improvement in economic conditions and noted trends of credit quality, has allowed the Company to maintain its reserve level in spite of recent loan growth. Accordingly, the Company did not record a provision for loan losses in the third quarter.

The Company currently operates through 15 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s 16th branch location is expected to open in Sonora, in mid-December.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2015	2015	2015	2014	2014

Net interest income	$6,354	$6,200	$6,201	$6,621	$6,389
(Recovery of) provision for loan losses	-	-	(125)	-	-
Non-interest income	965	1,156	1,027	1,086	940
Non-interest expense	5,299	5,193	5,099	5,252	5,112
Net income before income taxes	2,020	2,163	2,254	2,455	2,217
Provision for income taxes	638	653	728	813	682
Net income	$1,382	$1,510	$1,526	$1,642	$1,535

Earnings per common share - basic	$0.17	$0.19	$0.19	$0.21	$0.19
Earnings per common share - diluted	$0.17	$0.19	$0.19	$0.20	$0.19
Dividends paid per common share	$0.11	$-	$0.10	$-	$0.065
Return on average common equity	7.17%	7.94%	8.22%	8.80%	8.44%
Return on average assets	0.70%	0.81%	0.82%	0.91%	0.88%
Net interest margin (1)	3.61%	3.70%	3.74%	4.19%	4.13%
Efficiency ratio (2)	67.14%	68.38%	68.75%	67.01%	66.76%

Capital - Period End
Book value per common share	$9.55	$9.43	$9.39	$9.29	$9.01

Credit Quality - Period End
Nonperforming assets/ total assets	0.65%	0.68%	0.70%	0.74%	0.61%
Loan loss reserve/ gross loans	1.55%	1.59%	1.63%	1.66%	1.73%

Period End Balance Sheet
($ in thousands)
Total assets	$793,723	$764,008	$753,552	$749,665	$706,821
Gross loans	477,327	463,463	453,165	454,471	435,776
Nonperforming assets	5,123	5,197	5,246	5,584	4,333
Allowance for loan losses	7,389	7,390	7,409	7,534	7,541
Deposits	712,577	683,937	672,991	669,581	630,178
Common equity	77,147	76,165	75,816	75,041	72,793

Non-Financial Data
Full-time equivalent staff	150	152	148	148	145
Number of banking offices	15	15	15	15	14

Common Shares outstanding
Period end	8,078,155	8,072,655	8,075,355	8,074,855	8,074,855
Period average - basic	7,994,857	7,992,296	7,972,225	7,960,108	7,959,316
Period average - diluted	8,040,577	8,036,691	8,024,756	8,015,511	8,011,125

Market Ratios
Stock Price	$9.46	$9.86	$9.86	$10.16	$10.03
Price/Earnings	13.79	13.01	12.70	12.41	13.11
Price/Book	0.99	1.05	1.05	1.09	1.11

	NINE MONTHS ENDED
	SEPTEMBER 30,
	2015	2014

Net interest income	$18,755	$18,668
(Recovery of) provision for loan losses	(125)	(1,877)
Non-interest income	3,148	2,677
Non-interest expense	15,591	14,982
Net income before income taxes	6,437	8,240
Provision for income taxes	2,019	2,760
Net income	$4,418	$5,480

Earnings per common share - basic	$0.55	$0.69
Earnings per common share - diluted	$0.55	$0.69
Dividends paid per common share	$0.21	$0.17
Return on average common equity	7.77%	10.53%
Return on average assets	0.77%	1.07%
Net interest margin (1)	3.68%	4.08%
Efficiency ratio (2)	68.08%	67.52%

Capital - Period End
Book value per common share	$9.55	$9.01

Credit Quality - Period End
Nonperforming assets/ total assets	0.65%	0.61%
Loan loss reserve/ gross loans	1.55%	1.73%

Period End Balance Sheet
($ in thousands)
Total assets	$793,723	$706,821
Gross loans	477,327	435,776
Nonperforming assets	5,123	4,333
Allowance for loan losses	7,389	7,541
Deposits	712,577	630,178
Common equity	77,147	72,793

Non-Financial Data
Full-time equivalent staff	150	145
Number of banking offices	15	14

Common Shares outstanding
Period end	8,078,155	8,074,855
Period average - basic	7,986,542	7,930,620
Period average - diluted	8,034,066	7,985,054

Market Ratios
Stock Price	$9.46	$10.03
Price/Earnings	12.79	10.86
Price/Book	0.99	1.11

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.